Exhibit 21.1

List of Registrant’s Subsidiaries

Ironwood Pharmaceuticals Securities Corporation, incorporated in Massachusetts, a wholly owned subsidiary.

Ironwood Pharmaceuticals GmbH, incorporated in Switzerland, a wholly owned subsidiary.

Cyclerion Therapeutics, Inc. incorporated in Massachusetts, a wholly owned subsidiary.